Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Nos. 333-132479, 333-108363, and 333-108362) on Form S-8 and Registration Statements (Nos. 333-141951, 333-134774, 333-131758, 333-129501, and 333-124998) on Form S-3 of Syntax-Brillian Corporation of our report dated September 8, 2006, with respect to the consolidated balance sheet of Syntax-Brillian Corporation as of June 30, 2006, and the related consolidated statements of operations, stockholders’ equity, cash flows and financial statement schedule for each of the years in the two-year period ended June 30, 2006, which report appears in the June 30, 2007 annual report on Form 10-K of Syntax-Brillian Corporation.
/s/ Grobstein, Horwath & Company LLP
Sherman Oaks, California
September 13, 2007